As filed with the Securities and Exchange Commission on June 18, 2008

Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-70624)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESTORATION HARDWARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	68-0140361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 Koch Road, Suite J

Corte Madera, California 94925

(415) 924-1005

(Address and Telephone Number, including Area Code, of Principal Executive Offices)

Chris Newman

Chief Financial Officer

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, California 94925

(415) 924-1005

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

COPIES TO:

Steven Shoemate, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-5316	Gavin B. Grover Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 (415) 268-7113

DEREGISTRATION OF SHARES

The Registration Statement on Form S-3 (Registration No. 333-70624) (the “Registration Statement”) of Restoration Hardware, Inc., a Delaware corporation (“Restoration Hardware”), pertaining to the registration of shares of common stock, par value $0.0001 per share, issuable upon conversion of Series A preferred stock, par value $0.0001 per share, of Restoration Hardware to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on October 1, 2001 and thereafter amended on November 6, 2001, January 4, 2002, February 6, 2002, June 3, 2002, September 30, 2002, and October 28, 2002.

On June 17, 2008, pursuant to an Agreement and Plan of Merger dated as of November 8, 2007 (as amended by that certain First Amendment thereto dated as of January 24, 2008, the “Merger Agreement”), by and among Home Holdings, LLC, a Delaware limited liability company (“Parent”), Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Restoration Hardware, Merger Sub merged with and into Restoration Hardware (the “Merger”) with Restoration Hardware as the surviving corporation of the Merger. Pursuant to the Merger, each outstanding share of common stock of Restoration Hardware (other than dissenting shares or shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (as defined below) or held by Restoration Hardware, or any subsidiary of Restoration Hardware, immediately prior to the Effective Time) was converted into the right to receive $4.50 per share, to the holder thereof in cash. The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on June 17, 2008 (the “Effective Time”).

As a result of the Merger, Restoration Hardware has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Restoration Hardware in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Restoration Hardware hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corte Madera, in the State of California, on the 18th day of June, 2008.

RESTORATION HARDWARE, INC.

By:	/s/ CHRIS NEWMAN
Chris Newman
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ GARY G. FRIEDMAN Gary G. Friedman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2008

/S/ CHRIS NEWMAN Chris Newman	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 18, 2008

/S/ J. MICHAEL CHU J. Michael Chu	Director	June 18, 2008

/S/ SCOTT DAHNKE Scott Dahnke	Director	June 18, 2008

/S/ MARC MAGLIACANO Marc Magliacano	Director	June 18, 2008

/S/ BILL FORREST Bill Forrest	Director	June 18, 2008

/S/ CRAIG SAKIN Craig Sakin	Director	June 18, 2008

/S/ RICHARD BURKE Richard Burke	Director	June 18, 2008

Glenn J. Krevlin	Director	June , 2008